                                                                      Exhibit 11

                     COMPUTER NETWORK TECHNOLOGY CORPORATION

   Statement Re: Computation of Net Income (Loss) Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                Net Income   Weighted Average   Per Share
                                                  (Loss)    Shares Outstanding   Amount
                                                ----------  ------------------  ---------
THREE MONTHS ENDED JUNE 30,

1998:
    Basic                                        $   870           22,107         $ .04
    Dilutive effect of employee stock purchase
    awards and options(1)                           --                150           --
                                                 -------          -------         -----
    Diluted                                      $   870           22,257         $ .04
                                                 =======          =======         =====


1997:
    Basic                                        $  (857)          22,820         $(.04)
    Dilutive effect of employee stock purchase
    awards and options(1)                           --               --             --
                                                 -------          -------         -----
    Diluted                                      $  (857)          22,820         $(.04)
                                                 =======          =======         =====

SIX MONTHS ENDED JUNE 30,

1998:
    Basic                                        $ 1,239           22,080         $ .06
    Dilutive effect of employee stock purchase
    awards and options(1)                           --                143           --
                                                 -------          -------         -----
    Diluted                                      $ 1,239           22,223         $ .06
                                                 =======          =======         =====


1997:
    Basic                                        $  (480)          23,132         $(.02)
    Dilutive effect of employee stock purchase
    awards and options(1)                           --               --             --

                                                 -------          -------         -----
    Diluted                                      $  (480)          23,132         $(.02)
                                                 =======          =======         =====


(1) For the second quarter and first half of 1998, potential dilutive securities primarily consisting of outstanding stock options and shares issuable under the employee stock purchase plan are included in the computation of diluted net income per share using the treasury stock method. For the second quarter and first half of 1997, employee stock options and shares issuable under the employee stock purchase plan are not included in the computation of diluted net (loss) per share due to their anti-dilutive effect.